Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $0.001 par value per share, of Balqon Corporation, a Nevada corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 14th day of April, 2010.

6TH STREET INVESTMENTS, LLC

/s/ RYAN W. TURNER
Ryan W. Turner, Manager

/s/ MICHAEL RIVERA
Michael Rivera, Manager

/s/ RYAN W. TURNER
Ryan W. Turner, an individual

/s/ MICHAEL RIVERA
Michael Rivera, an individual